Exhibit 99.1

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FOR IMMEDIATE RELEASE
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February 11, 2004
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Contact: Leigh J. Abrams, President and CEO
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Phone: (914) 428-9098
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E Mail: Drew@drewindustries.com
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DREW INDUSTRIES REPORTS SECOND CONSECUTIVE
RECORD YEAR; RECORD FOURTH QUARTER
RV segment drives sales and profit increases

White Plains, New York - February 11, 2004- Drew Industries Incorporated (NYSE: DW) today announced a 65 percent increase in income from continuing operations on a sales increase of 11 percent for the fourth quarter of 2003 compared to the same period in 2002. Drew’s recreational vehicle (“RV”) products segment continues to propel sales and profits and to outperform overall growth in the RV industry.

Drew, a supplier of RV and manufactured housing (“MH”) components, reported that net sales increased to a fourth quarter record of $86.8 million, compared with net sales of $78.3 million in the fourth quarter of 2002. Income from continuing operations jumped to a fourth quarter record of $4.3 million, or $.41 per diluted share, compared with income from continuing operations of $2.6 million, or $.26 per diluted share, in the same period last year.

For the year ended December 31, 2003, Drew reported that income from continuing operations rose 23 percent to a record $19.4 million, or $1.88 per diluted share, on net sales of a record $353 million, compared to income from continuing operations of $15.8 million, or $1.57 per diluted share, on net sales of $325 million last year. In 2002 the Company also recorded a charge of $30.2 million, or $3.01 per diluted share, for impairment of goodwill. Net loss for 2002, after this charge, was $14.6 million or $1.46 per diluted share.

“Our continued market share gains, along with new product introductions, superior customer service and stringent cost controls have combined to yield a truly outstanding quarter and year for Drew, particularly in view of the continuing sales decline in the manufactured housing industry,” said Leigh J. Abrams, President and CEO of Drew. “We gained market share in all our RV product lines and continue to add complementary lines through new product development as well as acquisitions.”

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Drew / page 2 of 6

In October 2003, Drew acquired certain assets and the specialty chassis and towable RV chassis business of ET&T Frames. This acquisition, along with the Company’s July 2003 acquisition of specialty RV product maker LTM Manufacturing, had limited impact on the 2003 year. However, Drew reported that both acquisitions were accretive to earnings on day one, and each represents a significant sales growth opportunity from their combined $11.5 million historical annual sales run-rate.

“These acquisitions, and our strong performance in the fourth quarter and year, perfectly illustrate our strategy of expanding Drew’s reach through organic growth and acquisitions as we aim to become the leading supplier of systems and components to the RV market,” Abrams said, “We continue to collect our receivables in less than 25 days and turn our inventory more than 7 times a year, which contributes to our strong balance sheet and cash flow, and our track record of solid return on invested capital.”

Abrams continued: “2003 was also a year of other milestones in enhancing shareholder value as we moved our stock listing to the New York Stock Exchange and were also recognized among the top 10 companies in Institutional Shareholder Services’ (ISS) Corporate Governance Quotient, scoring in the 99.9th percentile among the 5,500 companies rated. The NYSE should provide our stockholders with an excellent trading environment and a platform of greater liquidity and transparency. Likewise, the ISS rating reflects our long-standing commitment to corporate governance best practices, including our decision in mid-2002 to expense stock options.” Drew reported that stock option expense in 2003, before tax effect, was approximately $200,000 compared to $10,000 for 2002.

While confident about its growth prospects in 2004, Drew said increased steel prices remain a challenge. In mid December 2003 and continuing into 2004, Drew was notified by its steel suppliers of unprecedented steel price increases, which have now aggregated more than 60 percent. This situation apparently arose as the result of an increase in world-wide steel demand, particularly in China. In addition, due to the weakened value of the United States dollar, which has declined about 15 percent versus the Euro over the last year, it has become uneconomical to import steel.

In response to the steel price increases, Drew took the following immediate actions: a) contacted other steel vendors, both domestic and foreign, in an attempt to obtain better pricing, but to no avail; b) ordered as much steel as possible in December 2003, and January and February 2004, before the monthly price increases became effective in each month; c) raised prices to customers, which will now have to be followed with a second round of price increases; and d) cut operating costs wherever possible. These actions were taken quickly and as a result, the steel price increase should have only a minimal effect on first quarter results.

“We cannot predict steel prices for the balance of 2004, however, we are confident that our management team will continue to respond quickly and effectively to the changing situation that is impacting the world-wide supply and cost of steel,” Abrams said.

As recently announced, in January 2004, the Company sold certain intellectual property rights related to a process used to manufacture a new composite material that is stronger, requires less maintenance and has a better overall appearance than fiberglass. The sale price was $4 million, including a note of $3.9 million payable over 5 years. Drew currently anticipates that it will record a net gain of approximately $300,000, or $.03 per diluted share, in the first quarter of 2004.

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Drew / page 3 of 6

Simultaneously with the sale, the Company entered into an equipment lease and a license agreement with the buyer. As a result of these transactions, the Company’s Better Bath division is expected to be able to compete favorably in the estimated $20 million market for fiberglass bathtub products for manufactured homes, modular homes and recreational vehicles. Drew does not anticipate that the introduction of these products will have a significant impact on results for 2004.

Recreational Vehicle Products Segment

Drew supplies windows, doors, chassis, slide-out mechanisms and power units, and electric stabilizer jacks, primarily for travel trailers and fifth wheel RVs. After RV industry growth of 21 percent during 2002, RV industry shipments of both towable RVs and motorhomes increased another 3.2 percent during 2003 to 321,000 units. Industry shipments in Drew’s primary market, travel trailers and fifth wheel RVs, have been stronger than other RV categories, increasing nearly 10 percent to 214,000 units during 2003.

Outpacing industry growth, sales by Drew’s RV products segment increased 28 percent to $219.5 million for 2003, including a 21 percent increase during the fourth quarter. This is a result of Drew’s continued market share gains, particularly in slide-out systems, the addition of new products, and to a lesser extent, the effects of the two recent acquisitions.

Operating margins of the RV products segment reached 11.3 percent for the year 2003, up from 9.4 percent last year. For the fourth quarter of 2003, the operating margin was 9.9 percent compared to 7.7 percent for the prior year. Higher consolidated sales and improved operating results at several of the Company’s facilities, especially those in Rialto, California and Goshen and Middlebury, Indiana, contributed significantly to the increased profitability of Drew’s RV segment. The Company’s RV segment accounted for 62 percent of consolidated sales and 63 percent of consolidated operating profit for 2003.

Manufactured Housing Products Segment

Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the MH industry. Drew’s MH products segment continues to be hampered by the prolonged slump in the industry, though it remains profitable despite a 65 percent decline in the industry production of new homes over the last five years. Net sales by the Company’s MH segment declined 13 percent to $133.6 million for 2003, including a 3 percent decline during the fourth quarter of 2003. These results were better than the industry-wide 22 percent decline in production of manufactured homes to 131,000 homes in 2003. Despite the decline in sales, the operating margin of this segment approximated last year. Drew said it maintained its margins by reducing its operating costs.

“It appears that the slump in the MH industry finally may be nearing a bottom. Industry sales fell only 17 percent in the fourth quarter of 2003 and only 9 percent in December 2003 from last year. There have been several reports that the level of repossessions of manufactured homes and the level of inventory of both repossessed homes and new homes have declined significantly from last year. These are all good signs for the industry. However, there appears to be only a slight improvement in the availability of mortgage financing for potential home buyers,” said Abrams.

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Drew / page 4 of 6

“Despite the difficulties facing the MH industry that are beyond our control, we remain focused on what we can control. Our operating efficiencies and cost reductions have enabled our MH segment to achieve a high level of profitability throughout the prolonged industry slump. After five years of declines, the MH industry association is projecting an increase in production for 2004. We continue to be more conservative than the MH industry association in planning our production levels for 2004, yet we continue to believe that the quality and cost advantages of manufactured homes will result in a much stronger future for both the industry and Drew’s MH segment.”

Conference Call

Drew will provide an online, real-time webcast and rebroadcast of its year end and fourth quarter earnings conference call on Wednesday, February 11, 2004, at 11:00 a.m. Eastern time, on the Company’s website, www.drewindustries.com. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 86778855. A replay will also be available on Drew’s website.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, and electric stabilizer jacks. From 41 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain statements, including the Company’s plans and expectations regarding its operating strategies, products and costs, and its views of the prospects of the recreational vehicle and manufactured housing industries, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views, at the time such statements were made, with respect to the Company’s future plans, objectives, events and financial results such as revenues, expenses, income, earnings per share, capital expenditures, and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, raw material costs (particularly vinyl, aluminum, steel, glass, and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed homes, the financial condition of our customers, interest rates, and adverse weather conditions impacting retail sales. In addition, general economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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DREW INDUSTRIES INCORPORATED OPERATING RESULTS

	Year Ended December 31,		Quarter Ended December 31,
(In thousands, except per share amounts)	2003	2002	2003	2002

Net sales	$353,116	$325,431	$86,772	$78,309
Cost of sales	266,435	246,844	66,394	60,389

Gross profit	86,681	78,587	20,378	17,920
Selling, general and administrative expenses	52,404	49,374	13,125	12,595

Operating profit	34,277	29,213	7,253	5,325
Interest expense, net	3,034	3,566	694	866

Income from continuing operations before
income taxes and cumulative effect of
change in accounting principle	31,243	25,647	6,559	4,459
Provision for income taxes	11,868	9,883	2,239	1,842

Income from continuing operations before
cumulative effect of change in
accounting principle	19,375	15,764	4,320	2,617
Discontinued operations (net of taxes)	48	(200)	(90)	(52)

Income before cumulative effect of
change in accounting principle	19,423	15,564	4,230	2,565
Cumulative effect of change in accounting
principle for goodwill (net of taxes)		(30,162)		(82)

Net income (loss)	$19,423	$(14,598)	$4,230	$2,483

Net income (loss) per common share:
Income from continuing operations before
cumulative effect of change in
accounting principle:
Basic	$1.92	$1.61	$.42	$.26

Diluted	$1.88	$1.57	$.41	$.26

Discontinued operations, net of taxes:
Basic		$(.02)

Diluted		$(.02)

Cumulative effect of change in
accounting principle for goodwill,
net of taxes:
Basic		$(3.08)		$(.01)

Diluted		$(3.01)		$(.01)

Net income (loss)
Basic	$1.92	$(1.49)	.42	$.25

Diluted	$1.88	$(1.46)	$.41	$.25

Weighted average common shares outstanding:
Basic	10,075	9,790	10,169	9,888

Diluted	10,297	10,009	10,421	10,123

Depreciation and amortization	$7,863	$7,332	$1,985	$2,014

Capital expenditures	$5,073	$10,538	$1,167	$2,083

DREW INDUSTRIES INCORPORATED SEGMENT RESULTS

	Year Ended December 31,		Three Months Ended December 30,
(In thousands)	2003	2002	2003	2002

Net sales
RV Segment	$219,505	$171,094	$54,495	$45,138
MH Segment	133,611	154,337	32,277	33,171

Total	$353,116	$325,431	$86,772	$78,309

Operating Profit
RV Segment	$24,779	$16,162	$5,387	$3,476
MH Segment	14,358	16,900	3,139	2,731

Total segments operating profit	39,137	33,062	8,526	6,207
Amortization of intangibles	(782)	(746)	(211)	(195)
Corporate and other	(4,078)	(3,103)	(1,062)	(687)

Operating profit	$34,277	$29,213	$7,253	$5,325

DREW INDUSTRIES INCORPORATED BALANCE SHEET INFORMATION

	December 31,
(In thousands, except ratios)	2003	2002
Current assets

Cash and cash equivalents	$8,781	$316
Accounts receivable, trade, less allowance	14,844	12,969
Inventories	37,311	37,143
Prepaid expenses and other current assets	7,478	8,618
Discontinued operations		1,211

Total current assets	68,414	60,257
Fixed assets, net	72,211	74,041
Goodwill	12,333	7,043
Other intangible assets	4,953	814
Other assets	2,193	3,241

Total assets	$160,104	$145,396

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$9,931	$9,993
Accounts payable, accrued expenses and other current liabilities	28,783	25,697
Discontinued operations		500

Total current liabilities	38,714	36,190
Long-term indebtedness	24,825	38,812
Other long-term obligations	2,912	290

Total liabilities	66,451	75,292
Total stockholders’ equity	93,653	70,104

Total liabilities and stockholders’ equity	$160,104	$145,396

Current ratio	1.8	1.7
Total indebtedness to stockholders’ equity	0.4	0.7